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                                                                    Exhibit 99.1


PRESS RELEASE                                        FOR IMMEDIATE RELEASE

SAUCONY, INC.
13 Centennial Drive
Peabody, MA  01960

Contact:  John H. Fisher                             Phone:  (978) 532-9000
          President and CEO                          Fax:    (978) 532-4956


                SAUCONY, INC. SELLS CYCLING AND WETSUIT DIVISION

PEABODY, MASSACHUSETTS -- June 29, 2000 -- Saucony, Inc. (Nasdaq: SCNYA and SCNYB) today announced that it has sold substantially all of the assets and business of its cycling and wetsuit division to QR Merlin Acquisition LLC. QR Merlin Acquisition LLC is controlled by JHK Investments, LLC, a private investment fund. JHK is also the principal investor in Litespeed Titanium Components, Inc.

In commenting on the sale, Saucony's Chief Executive Officer, John H. Fisher, stated: "While cycling and wetsuit consumers match the target demographics of our footwear and apparel consumers, we do not see this business meeting our financial expectations. We sought to improve the performance of this division by making significant management changes, consolidating certain operations, outsourcing production and reducing our operating cost structure. Nonetheless, very competitive conditions in the hardgoods cycling market have continued to adversely affect this division's operating results. Accordingly, our judgment was that our shareholders would receive greater value if we divested this division and increased our focus and investment in our footwear and apparel businesses."

In the second quarter of fiscal year 2000, Saucony expects to incur an after-tax loss on the divestiture of substantially all of its cycling division assets and other related charges in the range of approximately $1.7 to $2.0 million, or approximately $.27 to $.31 per fully diluted share.

Saucony, Inc. designs, develops, manufactures and markets (i) a broad line of performance-oriented athletic shoes for adults under the Saucony(R) brand name,
(ii) athletic apparel under the Hind(R) brand name and (iii) athletic shoes under the Spot-bilt(R) name.

This press release contains forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statements that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects," "intends," and similar expressions are intended to identify forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company's Annual Report on Form 10-K under "Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations - Certain Factors that May Affect Future Results" ("Certain Factors") filed by Saucony, Inc. with the Securities and Exchange Commission on March 29, 2000, which Certain Factors discussion is incorporated herein by this reference. Without limiting the foregoing, there can be no assurance as to the level of revenues or net income that will be achieved by the Company because such revenues and net income are materially dependent upon the condition of the domestic and world economies, competition from third parties, and consumer preferences.